William P. Morrissey                                         Immediately
     Senior Vice President
     (617) 628-4000


                    CENTRAL BANCORP ANNOUNCES THE ELECTION OF
                         JAMES F. LINNEHAN AS A DIRECTOR

     SOMERVILLE,  MASSACHUSETTS,  May 23, 2003- Central Bancorp,  Inc.  (NASDAQ:
CEBK) today announced that at a meeting of the board of directors held yesterday, James F. Linnehan was unanimously elected as a director of the Company to fill the vacancy created by the death of Mr. Garrett Goodbody. Mr. Linnehan's term as director will expire at the Company's annual meeting of shareholders in 2005.

     Mr. Linnehan is an attorney and a certified public accountant. He is a former director and chairman of the audit and trust committee for BayBank Middlesex. He is also a Life Trustee for Suffolk University, having served as an Alumni Trustee and as Chairman of its Board of Trustees for ten years ending in 1996. Mr. Linnehan was formerly the Assistant Attorney General for the Commonwealth of Massachusetts, and he also was a Special Investigator for the Suffolk County District Attorney's Office. Mr. Linnehan resides and works in Middlesex County, Massachusetts, where seven of the eight offices operated by Central Bank are located.

     John D. Doherty, Chairman of the Board, stated "The Board is pleased to welcome James Linnehan to Central Bancorp, and we look forward to working with him to serve the Company, our stockholders, our employees and our community."

     Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and one limited-service high school branch in suburban Boston.

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